Exhibit 99.1

News Release

For more information contact:

W. Edwin Lane, Jr.

Chief Financial Officer

ABC BANCORP TO ACQUIRE CITIZENS BANCSHARES, INC.

May 18, 2004

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, and Citizens Bancshares, Inc., Crawfordville, Florida announced today that they have entered into a definitive merger agreement whereby ABC will acquire 100% of the outstanding shares of Citizens common stock in an all-cash transaction totaling approximately $11.7 million.

As a result of the merger, Citizens Bank Wakulla, a wholly-owned subsidiary of Citizens Bancshares, Inc., will become a wholly-owned subsidiary of ABC Bancorp. Citizens Bank Wakulla’s main office is located in Crawfordville, Florida, which is approximately 20 miles south of Tallahassee, Florida. Citizens Bank Wakulla also has full-service branches in the Florida towns of Panacea and Sopchoppy. Crawfordville, Panacea and Sopchoppy are all located in Wakulla County.

Citizens Bancshares, Inc. currently has total assets of approximately $58.7 million and total equity of approximately $4.2 million. Loans, net of the reserve for loan losses, currently total approximately $24.3 million, and deposits total approximately $53.1 million.

Jack Hunnicutt, ABC Bancorp’s Chairman and CEO, said, “The Crawfordville/Wakulla County area is among Florida’s fastest growing. Its proximity to Tallahassee is contributing to rapid and substantial expansion of residential homes and businesses. Road widening and improvement projects currently underway will soon shorten the driving time from areas of Wakulla County to Tallahassee and should help ensure continuing growth and expansion in Wakulla County as commuters seek residential areas outside of the crowded metropolitan area.”

ABC BANCORP

News Release

May 18, 2004

Edwin Hortman, ABC Bancorp’s President and COO said, “We believe the management, financial, technical and operational resources we will make available to Citizens Bank Wakulla will improve its efficiency, increase its ability to generate new business and ultimately improve its profitability. We also believe that this merger will benefit the customers of Citizens Bank Wakulla because our support will relieve Citizens’ staff of certain duties that do not impact customers and allow them to focus on more and better ways to meet customer needs.”

ABC Bancorp is headquartered in Moultrie, Georgia and currently has 11 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida. As of March 31, 2004, ABC Bancorp’s assets totaled $1.2 billion

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.